WAIVER AND EXTENSION AGREEMENT

THIS WAIVER AND EXTENSION AGREEMENT (the "Agreement"), dated as of January 4, 2010, is entered into by and among Wizzard Software Corporation, a Colorado corporation (the "Company"), and the persons identified as "Holders" on the signature pages hereto (the "Holders").

WHEREAS, on December 2, 2008, the Company closed a Subscription Agreement by which the Holders purchased Secured Notes having an aggregate principal amount of $1 million (the "Notes") and the Company and Holders have agreed to extend the maturity date of the Notes;

WHEREAS, Section 2.2 of each of the Notes provides that 75% of the principal amount and all other sums due under and in connection with each Note shall be immediately due and payable out of the net proceeds from the sale and issuance by the Company of debt and/or equity in excess of $200,000 in a single or series of offerings of such debt and/or equity;

WHEREAS, Section 1.0 of the Subscription Agreement provides that, until the Notes are no longer outstanding, the Holders shall be given not less than 10 business days' prior written notice of any proposed sale by the Company of its common stock or other securities or equity linked debt obligations, with the Holders to have the right during the five business days following receipt of such notice to purchase for cash or by using the outstanding balance including principal, interest, liquidated damages and any other amount then owing to such Holders by the Company, such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the notice of sale;

NOW THEREFORE, in consideration of the mutual covenants of the parties, and the waiver and extension by the Holders (described below), all of which constitutes adequate consideration, the Company and the Holders hereby agree as follows:

1.

Each of the Holders hereby waives its right to prepayment of its Note under Section 2.2 thereof, with respect to all sales and issuances by the Company of debt and/or equity in excess of $200,000 in any single or series of offerings of such debt and/or equity at any time while the Notes are outstanding.

2.

Each of the Holders hereby waives both its right to written notice of the Contemplated Transaction under Section 10 of the Subscription Agreement, and its right of first refusal with respect thereto, with respect to all proposed sales by the Company of its common stock or other securities or equity linked debt at any time while the Notes are outstanding.

                3.    The Maturity Date of each of the Holders' Notes is hereby extended to November 1, 2010.

4.

The Company shall, within five business days of the date on which all parties shall have executed and delivered this Agreement, issue an aggregate of 600,000 "unregistered" and "restricted" shares of its common stock to each of the Holders on a pro rata basis, as follows:

Holder	No. of Shares
Alpha Capital Anstalt	100,000
Mill City Ventures, LP	312,500
Isles Capital, LLC	187,500

5.

Holders Alpha Capital Anstalt and Isles Capital, LLC acknowledge the Company's right to prepay the Note held by Holder Mill City Ventures, LP without any prepayment of the other Holders' Notes and they disclaim any cause of action against the Company whatsoever with respect to any such prepayment.

6.

The Company undertakes to make a public announcement on Form 8-K describing this Agreement not later than the fourth business day after the execution of this Agreement.

7.

 Subject to the modifications and amendments provided herein, both the Subscription Agreement and the Notes (collectively, the "Transaction Documents") shall remain in full force and effect. Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Holders, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder. Except as set forth herein, the Holders reserve all rights, remedies, powers, or privileges available under the Transaction Documents, at law or otherwise. This Agreement shall not constitute a novation or satisfaction and accord of the Transaction Documents or any other document, instrument and/or agreement executed or delivered in connection therewith.

8.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed and delivered by all parties, it being understood that all parties need not sign the same counterpart. in the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the dale first written above.

"The Company"

WIZZARD SOFTWARE CORPORATION, a Colorado corporation

/s/ Christopher J. Spencer

By: Christopher J. Spencer

Its: President

"Holders"

ALPHA CAPITAL ANSTALT

/s/Konrad Ackerman

By: Konrad Ackerman

Its: Director

MILL CITY VENTURES, LP

/s/Joseph A. Geraci II

Its: Managing Member of General Partner

ISLES CAPITAL, LLC

/s/Joseph A. Geraci

By: Joseph A. Geraci II